UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 22, 2009 (September 22, 2009)

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

781-251-4700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
Item 2.04.  Triggering Events That Accelerate or Increase a Direct
                    Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Release and Settlement Agreement

On September 22, 2009, in resolution of previously disclosed litigation and arbitration between the parties, LoJack Corporation (“LoJack Corp”), LoJack Equipment Ireland Limited (“LoJack Ireland”), and certain of their affiliates (collectively, the “Company”) and Kington Holdings Limited and certain of its affiliates (collectively, “Kington”), entered into a Release and Settlement Agreement (the “Settlement Agreement”) providing for a settlement and release of all disputes and claims.

As previously disclosed by LoJack Corp, in November 2007, LoJack Ireland, a subsidiary of LoJack Corp, terminated the license agreement with LoJack Ireland’s licensee in China and commenced arbitration through the American Arbitration Association to enforce LoJack Ireland’s post-termination rights under the license agreement (the “Arbitration”).  In September 2008, Kington formally filed a counterclaim with the American Arbitration Association against LoJack Ireland. Such counterclaim was consistent with Kington’s original demand in November 2007, and claimed breach of contract, damages of $269,250,000, as well as treble damages.  The Arbitration was bifurcated between two phases to determine liability and damages.  Phase One was to determine whether the license agreement was properly terminated.  In a decision on March 17, 2009, the arbitrator determined that LoJack Ireland improperly terminated and breached the license agreement.  The arbitrator denied the former licensee’s claim for treble damages.  In June 2009, LoJack Ireland moved to vacate the arbitrator’s Phase One award to the United States District Court for the District of Massachusetts.  Phase Two of the Arbitration was scheduled to proceed to a hearing in November 2009 to determine whether the former licensee was entitled to any damages and, if so, the amount.

On September 30, 2008, Kington also filed a claim against LoJack Corp in Massachusetts Superior Court alleging LoJack Corp improperly interfered with contractual relations between Kington and LoJack Ireland relating to the license agreement at issue in the Arbitration. Kington sought damages of $269,250,000, the same amount sought by Kington in the Arbitration, and treble damages.

On August 4, 2009, Kington, together with two of its affiliates, Chinapac Limited and Pinpoint Vehicle Services Limited, initiated a suit against LoJack Corp and LoJack Ireland in the High Court of Hong Kong alleging damages relating to lost profits and lost earnings as a result of termination of the license agreement, as well as specified damages of approximately $2,600,000 and seeking declarations, among other things, that the loan agreements and ancillary documents between the parties were void and of no effect.

Pursuant to the terms of the Settlement Agreement, the parties thereto have agreed to release any and all claims and disputes, pending or potential, based on any event or matters occurring on or before the effectiveness of the releases, including those related to or arising out of the agreements among the parties and the matters that are the subject of the pending litigation and Arbitration.  In consideration of the release and settlement, LoJack Corp and LoJack Ireland have agreed to pay a total of $18,250,000 in cash to Kington by September 25, 2009 upon satisfaction of the conditions specified in the Settlement Agreement, including the return to the Company of the LoJack infrastructure purchased by Kington and the dismissal with prejudice of all pending litigation and the Arbitration among the parties.  LoJack Corp has also agreed to discharge the remaining outstanding balance of approximately $950,000 owed to LoJack Corp under the separate notes and loan agreements between the parties.  The Settlement Agreement includes a three year standstill provision providing that Kington shall not effect or participate in any acquisition of securities of LoJack Corp or solicitation of proxies to vote any voting securities of LoJack Corp, or attempt to influence or control LoJack Corp’s management or LoJack Corp’s board of directors during such period.

Pinpoint Vehicles Services Limited and Pinpoint Vehicle Holdings Ltd., each an affiliate of Kington Holdings Limited and a party to the Settlement Agreement, remain business partners of LoJack Ireland for the territory of Hong Kong pursuant to a separate license agreement that was not at issue in the aforementioned litigation and Arbitration.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Waiver Agreement

On September 22, 2009, in connection with the payment required to be made pursuant to the terms of the Settlement Agreement, LoJack Corp entered into a Waiver Agreement (the “Waiver”) with the lenders party to its Multicurrency Revolving Credit and Term Loan Agreement dated July 20, 2007 (the “Credit Agreement”) and RBS Citizens, National Association, as Administrative Agent (the “Agent Bank”).

The Waiver modifies the Credit Agreement to, among other things: (a) waive non-compliance with the Credit Agreement financial covenants, to the extent attributable to payments under the Settlement Agreement, (b) increase the applicable interest rate for outstanding borrowings under the Credit Agreement from the date hereof by 2.0%, (c) require LoJack Corp to pledge cash collateral to the Agent Bank in an amount equal to the outstanding amount of all loans, letters of credit obligations and bankers’ acceptances owed to the lenders, (d) suspend the obligations of the lenders to extend additional credit to the borrowers (other than letters of credit that renew existing letters of credit, to the extent covered by the pledged cash collateral), and (e) amend certain covenants contained in the Credit Agreement.

The Waiver under clause (a) above will terminate upon the lenders constituting the “Required Lenders” under the Credit Agreement having reasonably determined that certain events have occurred.  Among these events is the occurrence of any event of default under the Credit Agreement or any event that with the giving of notice or lapse of time or both would become an event of default under the Credit Agreement (excluding any default or event of default covered in clause (a) above).  This Waiver will also terminate upon the failure of the borrowers to enter into a restructured credit agreement with certain of the existing lenders or obtain financing from new lenders on or before December 30, 2009.  Upon termination of the waiver under clause (a) above, the Waiver provides that the Agent Bank will apply the pledged cash collateral to pay the borrowers’ outstanding obligations under the Credit Agreement and that the lenders' commitments to extend credit under the Credit Agreement will terminate.

In connection with the execution and delivery of the Waiver, LoJack Corp paid the lenders a waiver fee equal to 0.25% of the outstanding indebtedness under the Credit Agreement as of the date of the Waiver, plus all costs and expenses of the lenders’ including attorney’s fees.  As of September 20, 2009, the Company had outstanding borrowings of CAD$21.8 million and outstanding letters of credit of approximately CAD$830,000 and US$750,000.

LoJack Corp is in negotiations to further amend the Credit Agreement or enter into a new credit facility and expects this process to be completed prior to December 30, 2009.  There can be no assurances, however, that LoJack Corp will be able to enter into such an amendment or a new credit facility on terms acceptable to it prior to December 30, 2009.

The foregoing description of the Waiver does not purport to be complete and is qualified in its entirety by reference to the full text of the Waiver and the related Pledge Agreement, which are filed as Exhibits 10.2 and 10.3 respectively to this Current Report on Form 8-K and is incorporated by reference herein.

Press Release

On September 22, 2009, LoJack Corp issued a press release announcing its entry into the Settlement Agreement and Waiver.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

10.1
Release and Settlement Agreement, dated as of September 22, 2009, among LoJack Equipment Ireland, Limited, LoJack Corporation, LoJack Cyprus Limited a.k.a "AnJie China Holdings Limited" and LoJack Operating Company, L.P. and Kington Holdings Limited, Chinapac Limited, Pinpoint Vehicles Services Limited d.b.a. and a.k.a. "LoJack (HK)", Pinpoint Vehicle Holdings Ltd., The Location Group Ltd., The Location Company Limited, Global Team Services Ltd., Beijing LoJack Ki Electronic Technology Ltd. a.k.a. "Beijing LoJack Ki Company Ltd.", Beijing Tracker Technology, Ltd., Kington Beijing Technology Co. Ltd., Michael Tang, Jonathan Lewis-Evans, Alexander Key and Martin Fairbairn.

10.2
Waiver Agreement, dated as of September 22, 2009, between LoJack Corporation and certain of its subsidiaries party thereto, the lenders party to its Multicurrency Revolving Credit and Term Loan Agreement dated as of July 20, 2007, RBS Citizens,

National Association as Administrative Agent and Issuing Bank for itself and each of the other lenders and Royal Bank of Canada as the Canadian lender.

10.3
Pledge Agreement dated as of September 22, 2009, by LoJack Corporation and the Canadian and Foreign Borrowers defined in the Credit Agreement in favor of RBS Citizens, National Association as Administrative Agent for itself and the other lenders.

99.1	Press release dated September 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOJACK CORPORATION (Registrant) By: /s/ Thomas A. Wooters
Thomas A. Wooters Executive Vice President and General Counsel

Date:  September 22, 2009